Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Uinta Infrastructure Group Corp. of our report dated March 24, 2025, relating to the financial statements of Tar Sands Holdings II, LLC appearing in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding Tar Sands Holdings II, LLC’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, TX

March 24, 2025